Kingstone Companies, Inc. Launches Common Stock Offering
KINGSTON, N.Y.--(BUSINESS WIRE)-- Kingstone Companies, Inc. (NASDAQ:KINS) ("Kingstone" or the "Company") today announced that it has commenced an underwritten public offering of 2,950,000 common shares. The Company is offering 2,500,000 shares of common stock and selling shareholders are offering an additional 450,000 shares of common stock.
Sandler O'Neill + Partners, L.P. is acting as the book running manager for the offering. Compass Point Research & Trading LLC and Boenning & Scattergood, Inc. are acting as co-managers of the offering. The underwriters will have a 30-day option to purchase up to an aggregate of 192,500 of additional shares of common stock from Kingstone and 250,000 shares of common stock from selling shareholders.
Kingstone plans to use the net proceeds from the offering to contribute capital to Kingstone Insurance Company to support its ratings upgrade plan and additional growth, and for general corporate purposes.
A shelf registration statement relating to the shares described above was previously filed with, and has been declared effective by, the Securities and Exchange Commission (SEC). A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC's website located at http://www.sec.gov. Alternatively, copies of the prospectus supplement and the accompanying prospectus may be obtained from Sandler O'Neill + Partners, 1251 Avenue of The Americas, 6th Floor, New York, NY 10020, (866) 805-4128.
This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer or sale will be made only by means of a prospectus supplement, prospectus or authorized free writing prospectus which have or will be filed with the SEC.
About Kingstone Companies, Inc.
Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Rhode Island, Connecticut, and Texas. Kingstone offers property and casualty insurance products to individuals and small businesses.
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Contacts
INVESTOR RELATIONS:
Kingstone
Amanda M. Goldstein, (516) 960-1319
 Investor Relations Director